UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Castor Maritime Inc.
(Exact Name of Registrant as Specified in Its Charter)
Republic of the Marshall Islands	N/A
(State of Incorporation or Organization)	(IRS Employer Identification No.)
Christodoulou Chatzipavlou 223, Hawaii Royal Gardens, Apart. 16, 3036 Limassol, Cyprus
(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Shares, $0.001 par value Preferred Stock Purchase Rights under Stockholders Rights Agreement	The Nasdaq Stock Market LLC
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c) please check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: (if applicable) File No. 333-224242
Securities to be registered pursuant to Section 12(g) of the Act:
None.
(Title of Class)
This Form 8-A is being filed in connection with the listing of the common shares, $0.001 par value per share (the “Common Shares”), of Castor Maritime Inc., a company organized under the laws of the Republic of the Marshall Islands (the “Registrant”), on the Nasdaq Stock Market LLC.

Item 1. Description of Registrants Securities to be Registered.
The class of securities to be registered hereunder is the Common Shares. The description of capital stock set forth under the caption “Description of Capital Stock” in the Prospectus included in the Registrant’s Registration Statement on Form F-4 (No. 333-224242) as filed and subsequently amended, which was initially filed publicly with the Securities and Exchange Commission on April 11, 2018 (the “Registration Statement”), is incorporated herein by reference.
On November 21, 2017, the Registrant’s Board of Directors, or the Board, declared a dividend of one preferred share purchase right, or a Right, for each outstanding Common Share and adopted a shareholder rights plan, as set forth in the Stockholders Rights Agreement dated as of November 20, 2017, or the Rights Agreement, by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent.
The Board has adopted the Rights Agreement to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group that acquires 15% or more of the outstanding shares of Common Stock without the approval of the Board. If a shareholder’s beneficial ownership of the Common Stock as of the time of the public announcement of the rights plan and associated dividend declaration was at or above the applicable threshold, that shareholder’s then-existing ownership percentage was grandfathered, but the rights would become exercisable if at any time after such announcement, the shareholder increases its ownership percentage by 1% or more. The Rights Agreement should not interfere with any merger or other business combination approved by the Board.
The description of the Rights Agreement set forth under the caption “Stockholders Rights Agreement” in the Prospectus included in the Registration Statement, is incorporated herein by reference.  Please note, however, that this description is only a summary, and is not complete, and should be read together with the entire Rights Agreement as well as the Series C Statement of Designations, copies of which are filed with the Registration Statement as Exhibits 10.2 and 3.5, respectively, and are incorporated herein by reference. The foregoing description of the Rights Agreement is qualified in its entirety by reference to such exhibits.
Item 2. Exhibits.
The following exhibits are filed as part of this registration statement:
No.	Exhibit
3.1	Articles of Incorporation of the Company*
3.2	Bylaws of the Company*
3.5	Series C Statement of Designations*
4.1	Form of Common Share Certificate*
10.2	Stockholder Rights Agreement*

*	Incorporated by reference to Exhibit of the same number to the Registration Statement.

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: February 6, 2019	CASTOR MARITIME INC.

	By:	/s/ Petros Panagiotidis
	Name:	Petros Panagiotidis
	Title:	Chairman, Chief Executive Officer and Chief Financial Officer